REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To MAXXAM Inc.:

          We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

          Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14(a)(2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                        ARTHUR ANDERSEN LLP
Houston, Texas
February 27, 1998


                        MAXXAM INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)



                                                           December 31,
                                                   --------------------------
                                                        1997          1996
                                                   ------------  ------------
ASSETS
Current assets:
     Cash and cash equivalents                     $      164.6  $      336.6
     Marketable securities                                 84.6          50.3
     Receivables:
          Trade, net of allowance for doubtful
               accounts of $5.9 and $5.2,
               respectively                               255.9         200.7
          Other                                           126.3          85.9
     Inventories                                          629.6         634.8
     Prepaid expenses and other current assets            175.1         169.1
                                                   ------------  ------------
               Total current assets                     1,436.1       1,477.4
Property, plant and equipment, net of accumulated
     depreciation of $845.6 and $769.5,
     respectively                                       1,320.9       1,297.9
Timber and timberlands, net of accumulated
     depletion of $169.2 and $154.6, respectively         299.1         301.8
Investments in and advances to unconsolidated
     affiliates                                           159.5         179.5
Deferred income taxes                                     479.9         419.7
Long-term receivables and other assets                    418.7         439.4
                                                   ------------  ------------
                                                   $    4,114.2  $    4,115.7
                                                   ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:

     Accounts payable                              $      187.3  $      201.5
     Accrued interest                                      68.7          61.5
     Accrued compensation and related benefits            159.3         158.7
     Other accrued liabilities                            174.9         154.1
     Payable to affiliates                                 82.9          98.1
     Short-term borrowings and current maturities
          of long-term debt                                69.0          69.6
                                                   ------------  ------------
               Total current liabilities                  742.1         743.5
Long-term debt, less current maturities                 1,888.0       1,881.9
Accrued postretirement medical benefits                   730.1         731.9
Other noncurrent liabilities                              586.3         589.4
                                                   ------------  ------------
               Total liabilities                        3,946.5       3,946.7
Commitments and contingencies
Minority interests                                        170.6         219.8
Stockholders' deficit:
     Preferred stock, $.50 par value; 12,500,000
          shares authorized; Class A $.05
          Non-Cumulative Participating Convertible
               Preferred Stock;
               shares issued:  669,701                       .3            .3
     Common stock, $0.50 par value; 28,000,000
          shares authorized; shares issued:
          10,063,359 and 10,063,885, respectively           5.0           5.0
     Additional capital                                   222.8         155.9
     Accumulated deficit                                 (118.5)       (185.6)
     Pension liability adjustment                          (3.3)         (5.1)
     Treasury stock, at cost (shares held:
          preferred - 845; common - 3,062,762 and
          1,400,112, respectively)                       (109.2)        (21.3)
                                                   ------------  ------------
               Total stockholders' deficit                 (2.9)        (50.8)
                                                   ------------  ------------
                                                   $    4,114.2  $    4,115.7
                                                   ============  ============

The accompanying notes are an integral part of these financial statements.


                        MAXXAM INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF OPERATIONS
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)




                                                     Years Ended December 31,
                                            ----------------------------------------
                                                 1997          1996          1995
                                            ------------  ------------  ------------
Net sales:
     Aluminum operations                    $    2,373.2  $    2,190.5  $    2,237.8
     Forest products operations                    287.2         264.6         242.6
     Real estate and other operations               68.7          88.2          84.8
                                            ------------  ------------  ------------
                                                 2,729.1       2,543.3       2,565.2
                                            ------------  ------------  ------------
Costs and expenses:
     Costs of sales and operations:
          Aluminum operations                    1,962.6       1,869.1       1,798.4
          Forest products operations               162.0         148.5         127.1
          Real estate and other operations          42.4          67.4          65.4
     Selling, general and administrative
          expenses                                 190.0         203.5         195.8
     Depreciation and depletion                    116.0         123.5         120.9
     Restructuring of aluminum operations           19.7             -             -
                                            ------------  ------------  ------------
                                                 2,492.7       2,412.0       2,307.6
                                            ------------  ------------  ------------

Operating income                                   236.4         131.3         257.6

Other income (expense):
     Investment, interest and other income          49.7          41.1          18.2
     Interest expense                             (201.4)       (175.5)       (172.7)
     Amortization of deferred financing
          costs                                    (10.2)         (9.0)         (8.6)
                                            ------------  ------------  ------------
Income (loss) before income taxes and
     minority interests                             74.5         (12.1)         94.5
Credit (provision) for income taxes                  6.9          44.9         (14.8)
Minority interests                                 (16.2)         (9.9)        (22.2)
                                            ------------  ------------  ------------
Net income                                  $       65.2  $       22.9  $       57.5
                                            ============  ============  ============

Basic earnings per common share             $       7.81  $       2.63  $       6.60
                                            ============  ============  ============

Diluted earnings per common and common
     equivalent share                       $       7.14  $       2.42  $       6.08
                                            ============  ============  ============



The accompanying notes are an integral part of these financial statements.

                        MAXXAM INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                          (IN MILLIONS OF DOLLARS)



                                                     Years Ended December 31,
                                            ----------------------------------------
                                                 1997          1996          1995
                                            ------------  ------------  ------------
Cash flows from operating activities:
     Net income                             $       65.2  $       22.9  $       57.5
     Adjustments to reconcile net income to
          net cash provided by operating
          activities:
          Depreciation and depletion               116.0         123.5         120.9
          Restructuring of operations               19.7             -             -
          Minority interests                        16.2           9.9          22.2
          Amortization of deferred
               financing costs and
               discounts on long-term
               debt                                 24.8          21.5          19.5
          Amortization of excess investment
               over equity in net assets of
                unconsolidated affiliates           11.4          11.6          11.4
          Equity in (earnings) loss of
               unconsolidated affiliates,
               net of dividends
               received                             23.3           3.0         (19.1)
          Net gain on sales of real estate,
               mortgage loans and other
               assets                               (7.9)        (23.7)         (9.7)
          Net gains on marketable
               securities                          (18.1)         (7.8)         (8.6)
          Net sales (purchases) of
               marketable securities               (16.2)          3.4          (4.0)
          Increase (decrease) in cash
               resulting from changes in:
               Prepaid expenses and other
                    assets                          (9.8)        (33.3)         84.5
               Accounts payable                    (14.8)          4.8          34.7
               Receivables                         (86.1)         60.4        (103.6)
               Inventories                            .4         (30.6)        (65.3)
               Accrued and deferred income
                    taxes                           (4.4)        (46.0)        (13.1)
               Payable to affiliates and
                    other liabilities              (67.5)        (74.0)         (1.2)
               Accrued interest                      8.4           6.2          (1.0)
          Other                                      8.0           4.2          12.8
                                            ------------  ------------  ------------
               Net cash provided by
                    operating activities            68.6          56.0         137.9
                                            ------------  ------------  ------------
Cash flows from investing activities:
     Net proceeds from disposition of
          property and investments                  40.6          51.8          39.3
     Capital expenditures                         (164.5)       (173.1)        (97.7)
     Investment in subsidiaries and joint
          ventures                                  (7.2)         (2.4)        (15.9)
     Other                                          (7.8)         (1.4)         (1.1)
                                            ------------  ------------  ------------
               Net cash used for investing
                    activities                    (138.9)       (125.1)        (75.4)
                                            ------------  ------------  ------------
Cash flows from financing activities:
     Proceeds from issuance of long-term
          debt                                      30.1         371.8           5.7
     Net borrowings (payments) under
          revolving and short-term credit
          facilities                                 2.5         (13.8)          4.4
     Restricted cash withdrawals (deposits)         (3.7)           .4           1.0
     Redemptions, repurchase of and
          principal payments on long-term
          debt                                     (78.4)        (32.8)        (40.9)
     Dividends paid to Kaiser's minority
          preferred stockholders                    (4.2)        (10.5)        (20.5)
     Redemption of preference stock                 (2.1)         (5.2)         (8.8)
     Treasury stock repurchases                    (52.8)         (1.8)            -
     Incurrence of financing costs                  (1.8)        (12.1)         (1.8)
     Other                                           8.7           5.5          18.0
                                            ------------  ------------  ------------
               Net cash provided by (used
                    for) financing
                    activities                    (101.7)        301.5         (42.9)
                                            ------------  ------------  ------------
Net increase (decrease) in cash and cash
     equivalents                                  (172.0)        232.4          19.6
Cash and cash equivalents at beginning of
     year                                          336.6         104.2          84.6
                                            ------------  ------------  ------------
Cash and cash equivalents at end of year    $      164.6  $      336.6  $      104.2
                                            ============  ============  ============


The accompanying notes are an integral part of these financial statements.


                        MAXXAM INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)


1.        BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

     BASIS OF PRESENTATION

          The Company
          The consolidated financial statements include the accounts of MAXXAM Inc. and its majority and wholly owned subsidiaries. All references to the "Company" include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to 50%-owned) are accounted for utilizing the equity method of accounting. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in three principal industries: aluminum, through its majority owned subsidiary, Kaiser Aluminum Corporation ("Kaiser", 63% owned as of December 31, 1997), an integrated aluminum producer; forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, principally The Pacific Lumber Company ("Pacific Lumber") and Britt Lumber Co., Inc. ("Britt"); real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company; and other commercial operations through various other wholly owned subsidiaries. MAXXAM Group Holdings Inc. ("MGHI") owns 100% of MGI and is a wholly owned subsidiary of the Company.

          The cumulative losses of Kaiser in 1993, principally due to the implementation of the new accounting standard for postretirement benefits other than pensions, eliminated Kaiser's equity with respect to its common stock; accordingly, from 1993 until August 1997, the Company has recorded 100% of Kaiser's earnings and losses, without regard to the minority interests represented by Kaiser's other common stockholders (as described in Note 10). With the conversion of Kaiser's 8.255% Preferred Redeemable Increased Dividend Equity Securities (the "PRIDES") into Kaiser common stock in August 1997, the cumulative losses recorded by the Company with respect to Kaiser's minority common stockholders were recovered, and the Company began reflecting a minority interest in Kaiser's results in its financial statements.

          Description of the Company's Operations
          Kaiser operates in the aluminum industry through its wholly owned principal operating subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in several principal aspects of the aluminum industry - the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products. KACC's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum in domestic and international markets. A substantial portion of the Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser (see Note 14).

          Pacific Lumber operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Britt manufactures redwood and cedar fencing and decking products from small diameter logs, a substantial portion of which are obtained from Pacific Lumber. Housing, construction and remodeling markets are the principal markets for the Company's lumber products. Export sales constituted less than 5% of forest products sales in 1997. A significant portion of forest products sales are made to third parties located west of the Mississippi River.

          The Company, principally through its wholly owned subsidiaries, is also engaged in the business of residential and commercial real estate investment and development, primarily in California, Arizona, Texas and Puerto Rico. With respect to periods after October 6, 1995, other commercial operations include the results of Sam Houston Race Park, Ltd. ("SHRP, Ltd."), a Texas limited partnership which owns and operates a Class 1 horse racing facility in the greater Houston metropolitan area.

          Use of Estimates and Assumptions
          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 12 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          Marketable securities are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the three years in the period ended December 31, 1997 were: 1997 - net unrealized holding gains of $5.0 and net realized gains of $11.9; 1996 - net unrealized holding losses of $.8 and net realized gains of $8.1; and 1995 - net unrealized holding gains of $1.9 and net realized gains of $6.8.

          Inventories
          Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

          Inventories consist of the following (in millions):



                                                           December 31,
                                                   ---------------------------
                                                        1997          1996
                                                   ------------- -------------
Aluminum Operations:
     Finished fabricated products                  $       103.9 $       113.5
     Primary aluminum and work in process                  226.6         200.3
     Bauxite and alumina                                   108.4         110.2
     Operating supplies and repair and maintenance
          parts                                            129.4         138.2
                                                   ------------- -------------
                                                           568.3         562.2
                                                   ------------- -------------
Forest Products Operations:
     Lumber                                                 49.7          55.8
     Logs                                                   11.6          16.8
                                                   ------------- -------------
                                                            61.3          72.6
                                                   ------------- -------------
                                                   $       629.6 $       634.8
                                                   ============= =============




          Property, Plant and Equipment
          Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

          Restricted Cash and Concentrations of Credit Risk
          At December 31, 1997 and 1996, cash and cash equivalents includes $17.8 and $17.6, respectively, which is reserved for debt service payments on the Company's 7.95% Timber Collateralized Notes due 2015 (the "Timber Notes"). At December 31, 1997 and 1996, long-term receivables and other assets includes $33.7 and $30.0, respectively, primarily of restricted cash deposits held for the benefit of the Timber Note holders (the "Liquidity Account") as described in Note 7. Each of these deposits is held by a different financial institution. In the event of nonperformance by such financial institutions, the Company's exposure to credit loss is represented by the amounts deposited plus any unpaid accrued interest thereon. The Company mitigates its concentrations of credit risk with respect to these restricted cash deposits by maintaining them at high credit quality financial institutions and monitoring the credit ratings of these institutions.

          Investment, Interest and Other Income
          Investment, interest and other income for the years ended December 31, 1997, 1996 and 1995 includes $8.8, $3.1, and $17.8, respectively, of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims and environmental reserves for potential soil and ground water remediation matters, each pertaining to operations which were discontinued prior to the acquisition of Kaiser by the Company in 1988. Also included in investment, interest and other income are net gains from sales of real estate of $10.4, $25.4 and $11.1 for the years ended December 31, 1997, 1996 and 1995, respectively.

          Foreign Currency Translation
          The Company uses the United States dollar as the functional currency for its foreign operations.

          Derivative Financial Instruments
          Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by Kaiser's management and approved by KACC's and Kaiser's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transactions costs, monitor consolidated net exposures and to allow for increased responsiveness to changes in market factors.

          Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales and operations (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

          KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin deposits to counterparties as the case may be. At December 31, 1997, KACC had neither received nor made any margin deposits. At December 31, 1996, KACC had received $13.0 of margin advances from counterparties. Kaiser considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal. Deferred gains or losses are included in prepaid expenses and other current assets and other accrued liabilities. See Note 13.

          Fair Value of Financial Instruments
          The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1997 and 1996, the estimated fair value of long-term debt was $2,010.6 and $1,972.2, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

          Stock-Based Compensation
          The Company applies the "intrinsic value" method for accounting for stock or stock-based compensation awards described by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (see Note 11). Had the Company applied the alternative "fair value" method as described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income and diluted earnings per share would have been $64.0 and $7.00 per share, respectively, for the year ended December 31, 1997 and $22.3 and $2.36 per share, respectively, for the year ended December 31, 1996.

          Earnings Per Share Information
          In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Under SFAS No. 128, primary earnings per share ("Primary EPS") has been replaced by basic earnings per share ("Basic EPS"), and fully diluted earnings per share ("Fully Diluted EPS") has been replaced by diluted earnings per share ("Diluted EPS"). Basic EPS differs from Primary EPS in that it only includes the weighted average impact of outstanding shares of the Company's common stock (i.e., it excludes the dilutive effect of common stock equivalents such as the Class A Preferred Stock as defined below, options, etc.). Diluted EPS is substantially similar to Fully Diluted EPS. The provisions of SFAS No. 128 resulted in the retroactive restatement of previously reported earnings per share figures.

          Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period including the weighted average impact of the shares of common stock issued and treasury stock acquired during the year from the date of issuance or repurchase. The weighted average common shares outstanding was 8,357,062 shares, 8,700,269 shares and 8,707,649 shares for the years ended December 31, 1997, 1996 and 1995, respectively.

          Diluted earnings per share calculations also include the dilutive effect of the Class A Preferred Stock which are convertible into Common Stock as well as common and preferred stock options. The weighted average number of common and common equivalent shares was 9,143,920 shares, 9,465,051 shares and 9,459,293 shares for the years ended December 31, 1997, 1996 and 1995, respectively.

2.        ACQUISITION

          During June 1997, Kaiser Bellwood Corporation, a newly formed, wholly owned subsidiary of KACC, completed the acquisition of the Reynolds Metals Company's Richmond, Virginia, extrusion plant and its existing inventories for a total purchase price of $41.6, consisting of cash payments of $38.4 and the assumption of approximately $3.2 of employee related and other liabilities. Upon completion of the transaction, Kaiser Bellwood Corporation became a subsidiary guarantor under the indentures in respect of the KACC 9-7/8% Senior Notes, KACC 10-7/8% Senior Notes, and KACC 12-3/4% Senior Subordinated Notes (all as defined below).

3.        RESTRUCTURING OF OPERATIONS

          Kaiser has previously disclosed that it set a goal of achieving significant cost reductions and other profit improvements, measured against 1996 results, with the full effect planned to be realized in 1998 and beyond. The initiative is based on Kaiser's conclusion that the level of performance of its existing facilities and businesses would not achieve the level of profits Kaiser considers satisfactory based upon historic long-term average prices for primary aluminum and alumina. During the second quarter of 1997, Kaiser recorded a $19.7 restructuring charge to reflect actions taken and plans initiated to achieve the reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix intended to achieve this goal. The significant components of the restructuring charge are enumerated below.

          Erie Plant Disposition
          During the second quarter of 1997, Kaiser formed a joint venture with a third party related to the assets and liabilities associated with the wheel manufacturing operations at its Erie, Pennsylvania, fabrication plant. Kaiser's management subsequently decided to close the remainder of the Erie plant in order to consolidate its aluminum forging operations at two other facilities for increased efficiency. As a result of the joint venture formation and plant closure, Kaiser recognized a net pre-tax loss of approximately $1.4.

          Other Asset Dispositions
          As a part of Kaiser's profit enhancement and cost reduction initiative, Kaiser's management made decisions regarding product rationalization and geographical optimization, which led management to decide to dispose of certain assets which had nominal operating contribution. These strategic decisions resulted in Kaiser recognizing a pre-tax charge for approximately $15.6 associated with such asset dispositions.

          Employee and Other Costs
          As another part of Kaiser's profit enhancement and cost reduction initiative, Kaiser's management concluded that certain corporate and other staff functions could be consolidated or eliminated resulting in a second quarter pre-tax charge of approximately $2.7 for benefit and other costs.

4.        INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

          Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Kaiser Jamaica Bauxite Company (49% owned) and Anglesey Aluminium Limited ("Anglesey") (49% owned). KACC provides some of its affiliates with services such as financing, management and engineering. Purchases from these affiliates for the acquisition and processing of bauxite, alumina and primary aluminum aggregated $245.2, $281.6 and $284.4 for the years ended December 31, 1997, 1996 and 1995, respectively. KACC's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales. At December 31, 1997 and 1996, KACC's net receivables from these affiliates were not material.

          Kaiser, principally through KACC, has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 13), letters of credit and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs and certain other costs of QAL. The aggregate minimum amount of required future principal payments at December 31, 1997 is $97.6, of which approximately $12.0 is due in each of 2000 and 2001 with the balance being due thereafter. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $100.0 and $120.0 per year over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

          The summary combined financial information for the year ended December 31, 1997 also contains the balances and results of AKW L.P. (50% owned), an aluminum wheels joint venture formed with a third party in April 1997 (in millions).



                                                            December 31,
                                                    ---------------------------
                                                         1997          1996
                                                    ------------- -------------
Current assets                                      $       393.0 $       450.3
Property, plant and equipment, net and other assets         395.0         364.7
                                                    ------------- -------------
     Total assets                                   $       788.0 $       815.0
                                                    ============= =============

Current liabilities                                 $       117.1 $       116.9
Long-term debt and other liabilities                        400.8         386.7
Stockholders' equity                                        270.1         311.4
                                                    ------------- -------------
     Total liabilities and stockholders' equity     $       788.0 $       815.0
                                                    ============= =============






                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Net sales                                    $      644.1  $      660.5  $      685.9
Costs and expenses                                 (637.8)       (631.5)       (618.7)
Provision for income taxes                           (8.2)         (8.7)        (18.7)
                                             ------------  ------------  ------------
Net income (loss)                            $       (1.9) $       20.3  $       48.5
                                             ============  ============  ============

Kaiser's equity in earnings                  $        2.9  $        8.8  $       19.2
                                             ============  ============  ============

Dividends received                           $       10.7  $       11.8  $          -
                                             ============  ============  ============



          Kaiser's equity in earnings differs from the summary net income
(loss) due to various percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1997, Kaiser's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $28.8 which amount will be fully amortized over the next three years.

          Other Investees
          In 1995, pursuant to a joint venture agreement with SunCor Development Company ("SunCor") for the purpose of developing and managing a real estate project, the Company, through a wholly owned real estate subsidiary, contributed 950 acres of undeveloped land valued at $10.0 in exchange for a 50% initial interest in the joint venture. SunCor, the managing partner, contributed $10.0 in cash in exchange for its 50% initial interest. At December 31, 1997, the joint venture had assets of $32.9, liabilities of $10.5 and equity of $22.4. At December 31, 1996, the joint venture had assets of $33.5, liabilities of $11.1 and equity of $22.4. For the years ended December 31, 1997, 1996 and 1995, the joint venture incurred income of $3.8, $2.3 and $0.2, respectively.

          As a result of certain transactions in 1995, the Company increased its ownership interest in SHRP, Ltd. from 45.0% to 78.8% and acquired certain of the 11% Senior Secured Extendible Notes due September 1, 2001 of SHRP Equity, Inc. (the "SHRP Notes"). Supplemental cash flows disclosure related to the acquisition of SHRP, Ltd. in October 1995 is as follows: assets acquired of $29.3, assumed liabilities of $20.7, and additional minority interest of $2.8. In 1997, the Company purchased an additional amount of the SHRP Notes and the corresponding equity interest in SHRP Equity Inc. for $5.9 , thereby increasing the Company's ownership in SHRP, Ltd. to 88.5%.

          The assets and liabilities of SHRP, Ltd. are included in the accompanying Consolidated Balance Sheet as of December 31, 1997 and 1996, and the results of SHRP, Ltd.'s operations and cash flows for the period from October 6, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 are included in the accompanying Consolidated Statements of Operations and Cash Flows.

5.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows (in millions):



                                           Estimated            December 31,
                                             Useful     --------------------------
                                             Lives           1997          1996
                                         -------------  ------------  ------------
Land and improvements                     5 - 30 years  $      206.1  $      194.6
Buildings                                 5 - 45 years         324.5         304.6
Machinery and equipment                   3 - 22 years       1,568.8       1,479.1
Construction in progress                                        67.1          89.1
                                                        ------------  ------------
                                                             2,166.5       2,067.4
Less:  accumulated depreciation                               (845.6)       (769.5)
                                                        ------------  ------------
                                                        $    1,320.9  $    1,297.9
                                                        ============  ============



          Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $99.9, $105.9 and $105.4, respectively.

6.        SHORT-TERM BORROWINGS
          During 1997, the Company had average short-term borrowings outstanding of $9.0 under the notes described below. The weighted average interest rate during 1997 was 9.8%.

          Demand Note
          On November 26, 1997, the Company entered into a credit facility with Salomon Smith Barney providing for up to $25.0 in borrowings payable on demand. Borrowings are secured by 400,000 shares of Kaiser common stock for each $1.0 of borrowings. As of December 31, 1997, $2.5 of borrowings were outstanding under this facility.

          Notes to NL Industries, Inc. ("NL") and the Combined Master Retirement Trust ("CMRT")

          On October 17, 1997, the Company agreed to repurchase 1,277,250 shares of its common stock, consisting of 250,000 shares owned by NL and 1,027,250 shares owned by CMRT, an affiliate of NL, for an amount which approximated market value. The aggregate purchase price for these shares of $70.2 was paid $35.1 in cash and $35.1 in one-year notes issued to NL and CMRT bearing interest at 10% per annum. These notes are secured by the common stock which was repurchased.

7.        LONG-TERM DEBT

          Long-term debt consists of the following (in millions):


                                                            December 31,
                                                    --------------------------
                                                         1997          1996
                                                    ------------  -------------
14% MAXXAM Senior Subordinated Reset Notes due May
     20, 2000                                       $          -  $       25.0
12-1/2% MAXXAM Subordinated Debentures due December
     15, 1999, net of discount                                 -          17.6
12% MGHI Senior Secured Notes due August 1, 2003           130.0         130.0
11-1/4% MGI Senior Secured Notes due August 1, 2003        100.0         100.0
12-1/4% MGI Senior Secured Discount Notes due
     August 1, 2003, net of discount                       117.3         104.2
10-1/2% Pacific Lumber Senior Notes due March 1,
     2003                                                  235.0         235.0
Pacific Lumber Credit Agreement                              9.4             -
7.95% Scotia Pacific Timber Collateralized Notes
     due July 20, 2015                                     320.0         336.1
1994 KACC Credit Agreement                                     -             -
10-7/8% KACC Senior Notes due October 15, 2006,
     including premium                                     225.8         225.9
9-7/8% KACC Senior Notes due February 15, 2002, net
     of discount                                           224.2         224.0
12-3/4% KACC Senior Subordinated Notes due February
     1, 2003                                               400.0         400.0
Alpart CARIFA Loans                                         60.0          60.0
Other aluminum operations debt                              61.6          52.0
Other notes and contracts, primarily secured by
     receivables, buildings, real estate
     and equipment                                          36.1          41.7
                                                    ------------  ------------
                                                         1,919.4       1,951.5
          Less: current maturities                         (31.4)        (69.6)
                                                    ------------  ------------
                                                    $    1,888.0  $    1,881.9
                                                    ============  ============



          14% MAXXAM Senior Subordinated Reset Notes due 2000 (the "Reset Notes") and 12-1/2% MAXXAM Subordinated Debentures due 1999 (the "12-1/2% Debentures")
          The Company redeemed the Reset Notes and 12-1/2% Debentures at par on January 7, 1997 and January 22, 1997, respectively, using proceeds from the Intercompany Note (defined below).

          MAXXAM Loan Agreement (the "Custodial Trust Agreement")
          On October 21, 1997, the Company renewed a loan and pledge agreement with the Custodial Trust Company providing for up to $25.0 in borrowings. Any amounts drawn would likely be secured by Kaiser common stock owned by the Company and having an initial market value equal to three times the amount borrowed. Borrowings under the Custodial Trust Agreement would bear interest at LIBOR plus 2% per annum. The Custodial Trust Agreement provides for a revolving credit arrangement during the first year of the agreement. Any borrowings outstanding on October 21, 1998 convert into a term loan maturing on October 21, 1999. No borrowings were outstanding as of December 31, 1997.

          12% MGHI Senior Secured Notes due 2003 (the "MGHI Notes")
          On December 23, 1996, MGHI issued $130.0 principal amount of 12% Senior Secured Notes due August 1, 2003. The MGHI Notes are guaranteed on a senior, unsecured basis by the Company. Interest is payable semi-annually. MGHI has agreed to pledge up to 16,055,000 of the 27,938,250 shares of Kaiser common stock it owns if and when such shares are released from the pledge securing the MGI Notes (as defined below).

          The net proceeds from the offering after estimated expenses were approximately $125.0, all of which was loaned to the Company pursuant to an intercompany note (the "Intercompany Note") which is pledged to secure the MGHI Notes. The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The Company will be entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity. No interest was deferred on the Intercompany Note as of December 31, 1997.

          11-1/4% MGI Senior Secured Notes due 2003 (the "MGI Senior Notes") and 12-1/4% MGI Senior Secured Discount Notes due 2003 (the "MGI Discount Notes")
          The MGI Senior Notes and the MGI Discount Notes (together, the "MGI Notes") are secured by MGI's pledge of 100% of the common stock of Pacific Lumber, Britt and MAXXAM Properties Inc. (a wholly owned subsidiary of MGI) and by MGHI's pledge of 27,983,250 shares of Kaiser's common stock. The indenture governing the MGI Notes, among other things, restricts the ability of MGI to incur additional indebtedness, to engage in transactions with affiliates, to pay dividends and to make investments. Interest on the MGI Senior Notes is payable semi-annually. The MGI Discount Notes are net of discount of $8.4 and $21.5 at December 31, 1997 and 1996, respectively. The MGI Discount Notes will not pay any interest until February 1, 1999, at which time semi-annual interest payments will become due on each February 1 and August 1 thereafter.

          10-1/2% Pacific Lumber Senior Notes due 2003 (the "Pacific Lumber Senior Notes")
          Interest on the Pacific Lumber Senior Notes is payable semi-annually. The Pacific Lumber Senior Notes are redeemable at the option of Pacific Lumber, in whole or in part, on or after March 1, 1998 at a price of 103% of the principal amount plus accrued interest. The redemption price is reduced annually until March 1, 2000, after which time the Pacific Lumber Senior Notes are redeemable at par. The Pacific Lumber Senior Notes are unsecured and are senior indebtedness of Pacific Lumber. The indenture governing the Pacific Lumber Senior Notes contains various covenants which, among other things, limit Pacific Lumber's ability to incur additional indebtedness and liens, to engage in transactions with affiliates, to pay dividends and to make investments.

          Pacific Lumber Revolving Credit Agreement (as amended and restated, the "Pacific Lumber Credit Agreement")
          On October 9, 1997, the Pacific Lumber Credit Agreement was amended to extend the date on which it expires to May 31, 2000. Borrowings under the Pacific Lumber Credit Agreement are secured by Pacific Lumber's trade receivables and inventories, with interest currently computed at the bank's reference rate plus 1-1/4% or the bank's offshore rate plus 2-1/4%. The Pacific Lumber Credit Agreement provides for borrowings of up to $60.0, of which $20.0 may be used for standby letters of credit and $30.0 is restricted to timberland acquisitions. Borrowings made pursuant to the portion of the credit facility restricted to timberland acquisitions would also be secured by the purchased timberlands. As of December 31, 1997, $35.5 of borrowings was available under the Pacific Lumber Credit Agreement, of which $4.9 was available for letters of credit and $20.6 was restricted to timberland acquisitions. As of December 31, 1997, $9.4 of borrowings were outstanding, and letters of credit outstanding amounted to $15.1. The Pacific Lumber Credit Agreement contains covenants substantially similar to those contained in the indenture governing the Pacific Lumber Senior Notes.

          Scotia Pacific Timber Notes
          The indenture governing the Timber Notes (the "Timber Note Indenture") prohibits Scotia Pacific from incurring any additional indebtedness for borrowed money and limits the business activities of Scotia Pacific to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia Pacific and are not obligations of, or guaranteed by, Pacific Lumber or any other person. The Timber Notes are secured by a lien on (i) Scotia Pacific's timber and timberlands (representing $154.3 of the Company's consolidated balance at December 31, 1997), (ii) substantially all of Scotia Pacific's property and equipment, and (iii) other property including cash equivalents reserved for debt service payments and the funds deposited in the Liquidity Account.

          The Timber Notes are structured to link, to the extent of available cash, the deemed depletion of Scotia Pacific's timber (through the harvest and sale of logs) to required amortization of the Timber Notes. The required amount of amortization due on any Timber Note payment date is determined by various mathematical formulas set forth in the Timber Note Indenture. The minimum amount of principal which Scotia Pacific must pay (on a cumulative basis) through any Timber Note payment date in order to avoid an Event of Default (as defined in the Timber Note Indenture) is referred to as rated amortization ("Rated Amortization"). If all payments of principal are made in accordance with Rated Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2015. The amount of principal which Scotia Pacific must pay through each Timber Note payment date in order to avoid payment of prepayment or deficiency premiums is referred to as scheduled amortization ("Scheduled Amortization"). If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2009.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. The Timber Notes are redeemable at the option of Scotia Pacific, in whole but not in part, at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

          1994 KACC Credit Agreement (as amended, the "KACC Credit
          Agreement")
          KACC is able to borrow under this facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable plus eligible inventory. In January 1998, the term of this facility was extended from February 1999 to August 2001. As of December 31, 1997, no borrowings were outstanding and $273.4 (of which $73.4 could have been used for letters of credit) was available under the KACC Credit Agreement. The KACC Credit Agreement is unconditionally guaranteed by Kaiser and by certain significant subsidiaries of KACC. Outstanding balances bear interest at a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at Kaiser's option.

          The KACC Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on Kaiser's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures and enter into unrelated lines of business. The KACC Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant and Nevada micromill facility), (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks and substantially all other personal property of KACC and certain of its subsidiaries, (iii) a pledge of all of the stock of KACC owned by Kaiser, and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries and pledges of a portion of the stock of certain partially owned foreign affiliates. Substantially all of the identifiable assets of the bauxite and alumina and aluminum processing segments (see Note 14) are attributable to KACC and collateralize the KACC Credit Agreement indebtedness.

          10-7/8% KACC Senior Notes due 2006 (the "KACC 10-7/8% Senior Notes"), 9-7/8% KACC Senior Notes due 2002 (the "KACC 9-7/8% Senior Notes") and 12-3/4% KACC Senior Subordinated Notes due 2003 (the "KACC Senior Subordinated Notes")
          During the fourth quarter of 1996, KACC sold a total of $225.0 principal amount of KACC 10-7/8% Senior Notes in two separate transactions. A net premium of $0.9 was realized from the issuance of the KACC 10-7/8% Senior Notes. The KACC 10-7/8% Senior Notes rank equal in right and priority of payment with the indebtedness under the KACC Credit Agreement and the KACC 9-7/8% Senior Notes (defined below).

          Concurrent with the offering by Kaiser of the PRIDES, KACC issued $225.0 of the KACC 9-7/8% Senior Notes. The net proceeds from the offering of the KACC 9-7/8% Senior Notes were used to reduce outstanding borrowings under the revolving credit facility of the 1989 KACC Credit Agreement immediately prior to the effectiveness of the KACC Credit Agreement and for working capital and general corporate purposes. The KACC 9-7/8% Senior Notes are net of discount of $.8 and $1.0 at December 31, 1997 and 1996, respectively.

          The obligations of KACC with respect to the KACC 9-7/8% Senior Notes, the KACC 10-7/8% Senior Notes and the KACC Senior Subordinated Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC.
The indentures governing the KACC 9-7/8% Senior Notes, the KACC 10-7/8% Senior Notes and the KACC Senior Subordinated Notes (together, the "KACC Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Under the most restrictive of the covenants in the KACC Indentures and the KACC Credit Agreement, neither Kaiser nor KACC currently is permitted to pay dividends on their common stock. Further, the KACC Indentures provide that KACC must offer to purchase such notes upon the occurrence of a Change of Control (as defined therein), and the KACC Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

     ALPART CARIFA LOANS

          In December 1991, Alumina Partners of Jamaica ("Alpart," a majority owned subsidiary of KACC) entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by a $64.2 letter of credit guaranteed by the partners in Alpart (of which $22.5 is guaranteed by Kaiser's minority partner in Alpart). Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

     MATURITIES

          Scheduled maturities and redemptions of long-term debt outstanding at December 31, 1997 are as follows (in millions):




                                                          Years Ending December 31,
                             -----------------------------------------------------------------------------------
                                  1998          1999          2000          2001          2002       Thereafter
                             ------------- ------------- ------------- ------------- ------------- -------------
12% MGHI Senior Secured
     Notes                   $           - $           - $           - $           - $           - $       130.0
11-1/4% MGI Senior Secured
     Notes                               -             -             -             -             -         100.0
12-1/4% MGI Senior Secured
     Discount Notes                      -             -             -             -             -         125.7
10-1/2% Pacific Lumber
     Senior Notes                        -             -             -             -             -         235.0
7.95% Scotia Pacific Timber
     Collateralized
     Notes                            19.3          21.6          24.0          24.7          24.8         205.5
10-7/8% KACC Senior Notes                -             -             -             -             -         225.0
9-7/8% KACC Senior Notes                 -             -             -             -         225.0             -
12-3/4% KACC Senior
     Subordinated Notes                  -             -             -             -             -         400.0
Alpart CARIFA Loans                      -             -             -             -             -          60.0
Other aluminum operations
     debt                              8.8           0.4           0.3           0.3           0.3          51.5
Other                                 37.7           4.3           4.4          27.2           3.6          14.8
                             ------------- ------------- ------------- ------------- ------------- -------------

                             $        65.8 $        26.3 $        28.7 $        52.2 $       253.7 $     1,547.5
                             ============= ============= ============= ============= ============= =============



     CAPITALIZED INTEREST

          Interest capitalized during the years ended December 31, 1997, 1996 and 1995 was $6.6, $5.0 and $2.8, respectively.

     RESTRICTED NET ASSETS OF SUBSIDIARIES

          Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1997, all of the assets relating to the Company's aluminum, forest products, real estate and other operations are subject to such restrictions. The Company could eliminate all of such restrictions with respect to approximately $193.7 of the Company's real estate assets with the extinguishment of $24.6 of debt.

8.        INCOME TAXES

          Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

          Income (loss) before income taxes and minority interests by geographic area is as follows (in millions):



                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Domestic                                     $      (93.0) $      (55.0) $      (49.4)
Foreign                                             167.5          42.9         143.9
                                             ------------  ------------  ------------
                                             $       74.5  $      (12.1) $       94.5
                                             ============  ============  ============



          Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

          The credit (provision) for income taxes on income (loss) before income taxes and minority interests consists of the following (in millions):



                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Current:
     Federal                                 $       (1.5) $       (1.5) $       (4.3)
     State and local                                  (.4)          (.5)          (.4)
     Foreign                                        (28.7)        (21.8)        (40.2)
                                             ------------  ------------  ------------
                                                    (30.6)        (23.8)        (44.9)
                                             ------------  ------------  ------------
Deferred:
     Federal                                         48.4          42.6          35.4
     State and local                                 (3.9)         18.5           (.4)
     Foreign                                         (7.0)          7.6          (4.9)
                                             ------------  ------------  ------------
                                                     37.5          68.7          30.1
                                             ------------  ------------  ------------
                                             $        6.9  $       44.9  $      (14.8)
                                             ============  ============  ============



          A reconciliation between the credit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes and minority interests is as follows (in millions):



                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Income (loss) before income taxes and
     minority interests                      $       74.5  $      (12.1) $       94.5
                                             ============  ============  ============

Amount of federal income tax based upon the
     statutory rate                          $      (26.1) $        4.2  $      (33.1)
Revision of prior years' tax estimates and
     other changes in valuation allowances           33.8          41.2          24.2
Percentage depletion                                  4.2           3.9           4.2
Foreign taxes, net of federal tax benefit            (3.1)         (5.5)         (6.9)
State and local taxes, net of federal tax
     benefit                                         (2.8)          1.1          (2.4)
Other                                                  .9             -           (.8)
                                             ------------  ------------  ------------
                                             $        6.9  $       44.9  $      (14.8)
                                             ============  ============  ============



          The caption entitled "Revision of prior years' tax estimates and other changes in valuation allowances," as shown in the preceding table, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other revisions in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns, or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1997, 1996 and 1995, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $32.1, $40.8 and $20.0, respectively.

          The components of the Company's net deferred income tax assets (liabilities) are as follows (in millions):



                                                            December 31,
                                                    --------------------------
                                                         1997          1996
                                                    ------------  ------------
Deferred income tax assets:
     Postretirement benefits other than pensions    $      293.1  $      294.7
     Other liabilities                                     219.6         203.4
     Loss and credit carryforwards                         148.3         179.0
     Real estate                                            48.1          47.3
     Timber and timberlands                                 34.2          37.8
     Other                                                 127.7         113.0
     Valuation allowances                                 (126.4)       (141.2)
                                                    ------------  ------------
          Total deferred income tax assets, net            744.6         734.0
                                                    ------------  ------------
Deferred income tax liabilities:
     Property, plant and equipment                        (145.6)       (163.7)
     Other                                                 (95.1)       (101.4)
                                                    ------------  ------------
          Total deferred income tax liabilities           (240.7)       (265.1)
                                                    ------------  ------------
Net deferred income tax assets                      $      503.9  $      468.9
                                                    ============  ============



          As of December 31, 1997, approximately $351.7 of the net deferred income tax assets listed above are attributable to Kaiser. A principal component of this amount is the $258.0 tax benefit, net of certain valuation allowances, associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a thirty to forty-year period. If such deductions create or increase a net operating loss in any year subsequent to 1997, Kaiser has the ability to carry forward such loss for 20 taxable years. For reasons discussed below, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized. Included in the remaining $93.7 of Kaiser's net deferred income tax assets is approximately $59.8 attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. A substantial portion of the valuation allowances for Kaiser relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use, the year the carryforwards expire and the levels of taxable income necessary for utilization. For example, full valuation allowances were provided for certain credit carryforwards that expire in the near term. With regard to future levels of income, the Company believes that Kaiser, based on the cyclical nature of its business, its history of operating earnings and its expectations for future years, will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided. The net deferred income tax assets listed above which are not attributable to Kaiser are approximately $152.2 as of December 31, 1997. This amount includes approximately $73.5 which relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands and real estate. The Company has concluded that it is more likely than not that these net deferred income tax assets will be realized based in part upon the estimated values of the underlying assets which are in excess of their tax basis.

          As of December 31, 1997 and 1996, $58.8 and $76.6, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

          The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

          The following table presents the tax attributes for federal income tax purposes at December 31, 1997 attributable to the Company and Kaiser (in millions). The utilization of certain of these tax attributes is subject to limitations.



                                               The Company                   Kaiser
                                      --------------------------- ---------------------------
                                                       Expiring                    Expiring
                                                       Through                     Through
                                                    -------------               -------------
Regular Tax Attribute Carryforwards:
     Current year net operating loss  $        19.0          2012 $           -             -
     Prior year net operating losses           98.1          2011          33.2          2011
     Capital loss                               8.0          2002             -             -
     General business tax credits                .5          2002          10.4          2011
     Foreign tax credits                          -             -          50.0          2002
     Alternative minimum tax credits            1.2    Indefinite          21.6    Indefinite

Alternative Minimum Tax Attribute
     Carryforwards:
     Current year net operating loss  $        27.4          2012 $           -             -
     Prior year net operating losses          105.3          2011          17.6          2011
     Capital loss                               8.0          2002             -             -
     Foreign tax credits                          -             -          74.7          2002



9.        EMPLOYEE BENEFIT AND INCENTIVE PLANS

          Postretirement Medical Benefits
          The Company has unfunded postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement. Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

          Postretirement medical benefits are generally provided through a self insured arrangement. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. A summary of the components of net periodic postretirement medical benefit cost is as follows (in millions):



                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Service cost - medical benefits earned
     during the year                         $        6.5  $        4.3  $        4.9
Interest cost on accumulated postretirement
     medical benefit obligation                      44.4          47.5          52.7
Net amortization and deferral                       (12.5)        (12.5)         (9.1)
                                             ------------  ------------  ------------
Net periodic postretirement medical benefit
     cost                                    $       38.4  $       39.3  $       48.5
                                             ============  ============  ============


          Included in the net periodic postretirement medical benefit cost is $37.6, $38.3 and $47.9 for the years ended December 31, 1997, 1996 and 1995, respectively, attributable to Kaiser's plans.

          The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet is as follows (in millions):



                                                            December 31,
                                                    ---------------------------
                                                         1997          1996
                                                    ------------- -------------
Retirees                                            $       448.1 $       500.9
Actives eligible for benefits                                36.1          37.7
Actives not eligible for benefits                            67.5          72.3
                                                    ------------- -------------
     Accumulated postretirement medical benefit
          obligation                                        551.7         610.9
Unrecognized prior service cost                              86.3          98.6
Unrecognized net gain                                       137.4          72.4
                                                    ------------- -------------
     Postretirement medical benefit liability       $       775.4 $       781.9
                                                    ============= =============



          The accumulated postretirement medical benefit obligation attributable to Kaiser's plans was $544.5 and $602.8 as of December 31, 1997 and 1996, respectively. The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was $765.6 and $772.6 as of December 31, 1997 and 1996, respectively.

          The annual assumed rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rates) are approximately 7.5% and 5.5% for retirees under age 65 and over age 65, respectively, and are assumed to decrease gradually to approximately 5.3% in 2007 and remain at that level thereafter. Each one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement medical benefit obligation as of December 31, 1997 by approximately $54.0 and the aggregate of the service and interest cost components of net periodic postretirement medical benefit cost by approximately $6.2.

          The discount rates and rates of compensation increase used in determining the accumulated postretirement medical benefit obligation were 7.3% and 5.0% at December 31, 1997, respectively, and 7.8% and 5.0% at December 31, 1996, respectively.

          Retirement Plans
          The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans. The benefits are determined under formulas based on years of service and the employee's compensation. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by ERISA.

          The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Under the MAXXAM Inc. Savings Plan (the "MAXXAM Savings Plan"), employees may elect to defer up to 16% of their base compensation to the plan. For those participants who have elected to defer a portion of their compensation contributions to the MAXXAM Savings Plan, the Company's contributions consist of matching contributions of up to 4% of the base compensation of participants for each calendar quarter. Under the Kaiser Aluminum Savings and Retirement Plan, salaried employees may elect to defer from 2% to 18% of their compensation to the plan. For those eligible participants who have elected to make contributions to the plan, Kaiser's contributions consist of matching 25% to 100% of contributions of up to 10% of their compensation.

          A summary of the components of net periodic pension costs for the defined benefit plans and total pension costs for the defined contribution plans and non-qualified retirement and incentive plans is as follows (in millions):



                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Defined benefit plans:
     Service cost - benefits earned during
          the year                           $       15.8  $       15.7  $       12.1
     Interest cost on projected benefit
          obligations                                64.6          62.8          62.5
     Return on assets:
          Actual gain                              (136.5)        (94.4)       (118.7)
          Deferred gain (loss)                       68.1          34.8          64.6
     Net amortization and deferral                   10.1           8.0           8.7
     Curtailment gain                                   -           (.6)            -
                                             ------------  ------------  ------------
     Net periodic pension cost                       22.1          26.3          29.2
Defined contribution plans                            5.1           3.1           5.4
Non-qualified retirement and incentive plans          5.3          (3.2)          8.2
                                             ------------  ------------  ------------
                                             $       32.5  $       26.2  $       42.8
                                             ============  ============  ============



          The total pension costs attributable to Kaiser's plans was $27.5, $21.3 and $38.3 for the years ended December 31, 1997, 1996 and 1995, respectively.

          The following table sets forth the funded status and amounts recognized for the defined benefit plans in the Consolidated Balance Sheet (in millions):



                                                            December 31,
                                                    --------------------------
                                                         1997          1996
                                                    ------------  ------------
Actuarial present value of accumulated plan
benefits:
     Vested benefit obligation                      $      821.6  $      768.9
     Non-vested benefit obligation                          44.4          40.9
                                                    ------------  ------------
          Total accumulated benefit obligation      $      866.0  $      809.8
                                                    ============  ============

Projected benefit obligation                        $      918.0  $      854.7
Plan assets at fair value, primarily common stocks
     and fixed income obligations                         (799.4)       (698.1)
                                                    ------------  ------------
Projected benefit obligation in excess of plan
     assets                                                118.6         156.6
Unrecognized net transition obligation                       (.3)          (.5)
Unrecognized net gain (loss)                                 7.5          (9.0)
Unrecognized prior service cost                            (23.5)        (27.3)
Adjustment required to recognize minimum liability           5.4          13.7
                                                    ------------  ------------
          Accrued pension cost                      $      107.7  $      133.5
                                                    ============  ============


          With respect to Kaiser's defined benefit plans, the projected benefit obligation was $873.0 and $816.2 as of December 31, 1997 and 1996, respectively. This obligation exceeded Kaiser's fair value of plan assets by $116.1 and $154.2 as of December 31, 1997 and 1996, respectively.

          The assumptions used in accounting for the defined benefit plans were as follows (in millions):



                                                            December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------- ------------  ------------
Rate of increase in compensation levels               5.0%         5.0%          5.0%
Discount rate                                         7.3%         7.8%          7.5%
Expected long-term rate of return on assets           9.5%         9.5%          9.5%



          The Company has recorded an additional pension liability equal to the excess of the accumulated benefit obligation over the fair value of plan assets. The amount of the additional pension liability in excess of unrecognized prior service cost is recorded as a reduction to stockholders' equity. In 1997, the pension liability adjustment decreased by $1.8. In 1996 and 1995, the pension liability adjustment decreased by $11.0 and increased by $4.7, respectively. These adjustments were recorded net of a related deferred federal and state income tax credit (provision) of $(0.8), $(6.5) and $2.8, respectively, which approximated the federal and state statutory rates.

          Incentive Plans
          Kaiser has an unfunded incentive compensation program, which provides incentive compensation based upon performance against annual plans and over a three-year period.

10.  MINORITY INTERESTS

          Minority interests represent the following (in millions):



                                                            December 31,
                                                    ---------------------------
                                                         1997          1996
                                                    ------------- -------------
Kaiser Aluminum Corporation:
     Common stock, par $.01                         $        42.9 $           -
     PRIDES                                                     -          98.1
Minority interests attributable to Kaiser's
     subsidiaries                                           127.7         121.7
                                                    ------------- -------------
                                                    $       170.6 $       219.8
                                                    ============= =============



          The Company has recorded 100% of the losses attributable to Kaiser's common stock since July 1993, as Kaiser's cumulative losses through that date had eliminated Kaiser's equity with respect to its common stock. The redemption of Kaiser's Series A Mandatory Conversion Premiums Dividend Preferred Stock (the "Series A Shares"), together with the voluntary redemption of 181,700 shares of PRIDES in 1995, decreased Kaiser's preferred equity, and reduced Kaiser's deficit in common equity, by $136.2. Accordingly, in 1995, the Company recorded an adjustment to reduce the minority interests reflected on its Consolidated Balance Sheet for that same amount, with an offsetting decrease in the Company's stockholders' deficit.

          $.65 Depositary Shares (the "Depositary Shares")
          On September 19, 1995, Kaiser redeemed all 1,938,295 of its Series A Shares, which resulted in the simultaneous redemption of all 19,382,950 Depositary Shares in exchange for (i) 13,126,521 shares of Kaiser's common stock and (ii) $2.8 cash in satisfaction of all accrued and unpaid dividends and fractional shares of common stock that would have otherwise been issuable. As a result of the Company's sale of its Depository Shares prior to September 19, 1995, the shares of Kaiser's common stock which were issued upon redemption of the Series A Shares are all held by minority stockholders.

          Conversion of PRIDES to Kaiser Common Stock
          During August 1997, the 8,673,850 outstanding shares of PRIDES were converted into 7,227,848 shares of Kaiser common stock pursuant to the terms of the PRIDES Certificate of Designations. Further, in accordance with the PRIDES Certificate of Designations no dividends were paid or payable for the period June 30, 1997, to, but not including, the date of conversion. As a result of the equity attributable to the PRIDES being converted into equity attributable to common stockholders, the Company recorded a $64.8 adjustment to stockholders equity and a reduction in minority interest of the same amount.

          Subsidiary Redeemable Preference Stock
          In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "Redeemable Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any, and have a total redemption value of $29.9 as of December 31, 1997. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations when and as declared by KACC's board of directors.

          Changes in Series A and B Stock are as follows (in millions):



                                                   Years Ended December 31,
                                          ----------------------------------------
                                               1997          1996          1995
                                          ------------  ------------  ------------
Shares:
     Beginning of year                         634,684       737,363       912,167
     Redeemed                                  (39,631)     (102,679)     (174,804)
                                          ------------  ------------  ------------
     End of year                               595,053       634,684       737,363
                                          ============  ============  ============



          Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to KACC's consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. KACC also has certain additional repurchase requirements which are based, among other things, upon profitability tests.

          The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

          Kaiser Stock Incentive Plans
          Kaiser has a total of 5,500,000 shares of Kaiser common stock reserved for grant under its incentive compensation programs. At December 31, 1997, 3,536,653 shares were available for grant.

          Stock options granted pursuant to Kaiser's nonqualified stock program are granted at the prevailing market price and generally vest at the rate of 20% to 33% per year and have a ten year term. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares (in millions).



                                       1997                        1996                        1995
                           --------------------------- --------------------------- ---------------------------
                               Shares        Price         Shares        Price         Shares        Price
                           ------------  ------------- ------------  ------------- ------------  -------------
Outstanding at beginning
     of year                    890,395  $       10.33      926,085  $       10.32    1,119,680  $        9.85
Granted                          15,092          10.06            -             -             -             -
Exercised                       (48,410)          8.33       (8,275)          8.99     (155,500)          7.32
Expired or forfeited            (37,325)         10.45      (27,415)         10.45      (38,095)          8.88
                           ------------                ------------                ------------
Outstanding at end of year      819,752          10.40      890,395          10.33      926,085          10.32
                           ============                ============                ============

Exercisable at end of year      601,115  $       10.53      436,195  $       10.47      211,755  $       10.73
                           ============                ============                ============




11.  STOCKHOLDERS' DEFICIT

          Changes in stockholders' deficit were (in millions):



                        Preferred
                          Stock           Common Stock
                                    ------------------------
                                                                                                Pension
                                                                 Additional     Accumulated    Liability    Treasury
                        ($.50 Par)     Shares     ($.50 Par)      Capital         Deficit     Adjustment      Stock        Total
                      ------------  ----------   -----------  --------------  -------------  -----------  -----------  -----------
Balance,
     January 1,
     1995             $         .3          8.7  $       5.0  $         53.2  $      (302.9) $     (11.4) $     (19.5) $    (275.3)
     Net income                  -            -            -               -           57.5            -            -         57.5
     Gain from
          issuance
          of Kaiser
          Aluminum
          Corporation
          common
          stock                  -            -            -             2.5              -            -            -          2.5
     Redemption of
          Kaiser
          Aluminum
          Corporation
          preferred
          stock                  -            -            -            99.3           36.9            -            -        136.2
     Additional
          pension
          liability              -            -            -               -              -         (4.7)           -         (4.7)
                      ------------  -----------  -----------  --------------  -------------  -----------  -----------  -----------
Balance, December 31,
     1995                       .3          8.7          5.0           155.0         (208.5)       (16.1)       (19.5)       (83.8)
     Net income                  -            -            -               -           22.9            -            -         22.9
     Gain from
          issuance of
          Kaiser
          Aluminum
          Corporation
          common
          stock                  -            -            -              .9              -            -            -           .9
     Treasury stock
          repurchases            -            -            -               -              -            -         (1.8)        (1.8)
     Reduction of
          pension
          liability              -            -            -               -              -         11.0            -         11.0
                      ------------  ----------   ------------ --------------  -------------  ------------ -----------  -----------
Balance, December 31,
     1996                       .3          8.7          5.0           155.9         (185.6)        (5.1)       (21.3)       (50.8)
     Net income                  -            -            -               -           65.2            -            -         65.2
     Gain from
          issuance of
          Kaiser
          Aluminum
          Corporation
          common
          stock due
          to PRIDES
          conversion             -            -            -            62.9            1.9            -            -         64.8
     Gain from other
          issuances
          of Kaiser
          Aluminum
          Corporation
          common
          stock                  -            -            -             1.1              -            -            -          1.1
     Treasury stock
          repurchases            -         (1.7)           -               -              -            -        (87.9)       (87.9)
     Reduction of
          pension
          liability              -            -            -               -              -          1.8            -          1.8
     Gain on
          settlement
          of
          shareholder            -            -            -             2.9              -            -            -          2.9
          litigation  ------------  ----------   -----------  --------------  -------------  ------------ -----------  -----------
Balance, December 31,
     1997             $         .3          7.0  $       5.0  $        222.8  $      (118.5) $      (3.3) $    (109.2) $      (2.9)
                      ============  ===========  ============ ==============  =============  ============ ===========  ===========




          Preferred Stock
          The holders of the Company's Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Class A Preferred Stock") are entitled to receive, if and when declared, preferential cash dividends at the rate of $.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding $.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

          Stock Option Plans
          In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive Plan (the "1994 Omnibus Plan"). Up to 1,000,000 shares of common stock and 1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 843,000 and 910,000 shares, respectively, were available to be awarded at December 31, 1997. The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984 Plan") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1995, 1996 and 1997 vest at the rate of 20% per year commencing one year from the date of grant. The Company paid $1.6 and $2.7 in respect of awards issued pursuant to the 1984 Plan for the years ended December 31, 1997 and 1995, respectively. Amounts paid in respect of awards issued pursuant to the 1984 Plan for the year ended December 31, 1996 was not significant. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares (in millions).



                                       1997                        1996                        1995
                           --------------------------- --------------------------- ---------------------------
                               Shares        Price         Shares        Price         Shares        Price
                           ------------  ------------- ------------  ------------- ------------  -------------
Outstanding at beginning
     of year                    250,100  $       34.75      207,900  $       31.59      238,000  $       26.74
Granted                          98,500          41.71       45,000          48.84       36,000          45.15
Exercised                       (50,300)         26.11       (1,800)         15.31      (66,100)         21.52
Expired or forfeited             (1,500)         45.15       (1,000)         45.15            -              -
                           ------------                ------------                ------------
Outstanding at end of year      296,800          38.47      250,100          34.75      207,900          31.59
                           ============                ============                ============

Exercisable at end of year      117,200  $       33.53      122,100  $       29.40       93,900  $       27.95
                           ============                ============                ============



          Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non-Employee Director Plan (the "1994 Director Plan"). Up to 35,000 shares of common stock are reserved for awards under the 1994 Director Plan. In 1997, 1996 and 1995, options to purchase 1,800 shares, 900 shares and 1,500 shares of common stock, respectively, were granted to three non-employee directors. The weighted average exercise prices of these options are $43.19, $43.88 and $31.63 per share, respectively, based on the quoted market price at the date of grant. The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 1997, options for 1,800 shares were exercisable.

          Shares Reserved for Issuance
          At December 31, 1997, the Company had 2,703,856 common shares and 1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this Note 11.

          Rights
          On November 29, 1989, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock Purchase Right (the "Series A Right") for each outstanding share of the Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase Right (the "Series B Right") for each outstanding share of the Company's common stock. The Series A Right and the Series B Right are collectively referred to herein as the "Rights." The Rights are exercisable only if a person or group of affiliated or associated persons (an "Acquiring Person") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of November 29, 1989, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions). Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00, subject to adjustment. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's new Class B Junior Participating Preferred Stock, with a par value of $.50 per share (the "Junior Preferred Stock"), at an exercise price of $165.00, subject to adjustment.

          Under certain circumstances, including if any person becomes an Acquiring Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing" transactions, each Series A Right would enable its holder to buy Class A Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void. In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire in 1999, but may be redeemed by action of the Board prior to that time for $.01 per right, subject to certain restrictions.

          Voting Control
          Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("Federated"), and Mr. Charles E. Hurwitz beneficially own (exclusive of securities acquirable upon exercise of stock options) an aggregate 99% of the Company's Class A Preferred Stock and 38.7% of the Company's common stock (resulting in combined voting control of approximately 68% of the Company). Mr. Hurwitz is the Chairman of the Board and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

12.  COMMITMENTS AND CONTINGENCIES

          Commitments
          Minimum rental commitments under operating leases at December 31, 1997 are as follows: years ending December 31, 1998 - $32.5; 1999 - $37.2; 2000 - $32.9; 2001 - $29.9; 2002 - $27.2; thereafter - $134.7. Rental expense for operating leases was $35.6, $34.2 and $31.4 for the years ended December 31, 1997, 1996 and 1995, respectively. The minimum future rentals receivable under noncancelable subleases at December 31, 1997 were $62.5.

          Environmental Contingencies
          Kaiser and KACC are subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. KACC is currently subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (as amended by the Superfund Amendments Reauthorization Act of 1986, "CERCLA") and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

          Based on Kaiser's evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities (in millions):


                                                      Years Ended December 31,
                                             ----------------------------------------
                                                  1997          1996          1995
                                             ------------  ------------  ------------
Balance at beginning of year                 $       33.3  $       38.9  $       40.1
Additional amounts                                    2.0           3.2           3.3
Less expenditures                                    (5.6)         (8.8)         (4.5)
                                             ------------  ------------  ------------
Balance at end of year                       $       29.7  $       33.3  $       38.9
                                             ============  ============  ============



          These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $8.0 for the years 1998 through 2002 and an aggregate of approximately $8.0 thereafter.

          As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $18.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurances can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, Kaiser is working to resolve certain of these matters. Kaiser believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is actively pursuing claims in this regard. However, no accruals have been made for any such insurance recoveries, and no assurances can be given that Kaiser will be successful in its attempt to recover incurred or future costs. While uncertainties are inherent in the final outcome of these environmental matters, and it is impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Asbestos Contingencies
          KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 20 years. At December 31, 1997, the number of claims pending was approximately 77,400 compared to 71,100 at December 31, 1996. During 1997, approximately 15,600 of such claims were received and approximately 9,300 were settled or dismissed. During 1996, approximately 21,100 claims were received and approximately 9,700 were settled or dismissed.

          Based on past experience and reasonably anticipated future activity, Kaiser has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed through 2008. There are inherent uncertainties involved in estimating asbestos-related costs and KACC's actual costs could exceed these estimates. Kaiser's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, and the advice of Wharton, Levin, Ehrmantraut, Klein & Nash, P.A. with respect to the current state of the law related to asbestos claims. Accordingly, an asbestos-related cost accrual of $158.8, before consideration of insurance recoveries, is included primarily in other noncurrent liabilities at December 31, 1997. While Kaiser does not believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial. Kaiser estimates that annual future cash payments in connection with such litigation will be approximately $13.0 to $20.0 for each of the years 1998 through 2002, and an aggregate of approximately $80.0 thereafter.

          Kaiser believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, which have resulted in delays in recovering costs from the insurance carriers. The timing and amount of ultimate recoveries from these insurance carriers are dependent upon the resolution of these disputes. Kaiser believes, based on prior insurance-related recoveries with respect to asbestos-related claims, existing insurance policies, and the advice of Thelen, Marrin, Johnson & Bridges LLP with respect to applicable insurance coverage law relating to the terms and conditions of these policies, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $134.0, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in long-term receivables and other assets at December 31, 1997.

          Subsequent to December 31, 1997, KACC reached agreements settling approximately 25,000 of the pending asbestos-related claims. Also, subsequent to year-end, KACC reached agreements on asbestos-related coverage matters with two insurance carriers under which the Company will collect a total of approximately $18.0 million during the first quarter of 1998. As the amounts related to the claim settlements and insurance recoveries were consistent with the Company's year-end 1997 accrual assumptions, these events are not expected to have a material impact on the Company's financial position or results of operations.

          Kaiser continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative progress, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from Kaiser's underlying assumptions. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, Kaiser currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          OTS Contingency and Related Matters
          On December 26, 1995, the United States Department of Treasury's Office of Thrift Supervision ("OTS") initiated a formal administrative proceeding against the Company and others by filing a Notice of Charges (the "Notice"). The Notice alleges, among other things, misconduct by the Company, Federated Development Company ("Federated"), Mr. Charles Hurwitz and others (the "respondents") with respect to the failure of United Savings Association of Texas ("USAT"), a wholly owned subsidiary of United Financial Group Inc. ("UFG"). The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that it was therefore obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including, among other things, allegations that through USAT it was involved in prohibited transactions with Drexel, Burnham, Lambert Inc. The OTS, among other things, seeks unspecified damages in excess of $560.0 from the Company and Federated, civil money penalties and a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. The hearing on the merits of this matter commenced on September 22, 1997, adjourned on December 19, 1997, and is scheduled to recommence on June 16, 1998.

          On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (No. H-95-3956) (the "FDIC action") in the U.S. District Court for the Southern District of Texas (the "Court"). The original complaint against Mr. Hurwitz alleged damages in excess of $250.0 based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. On January 15, 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in its administrative proceeding, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to their alleged obligations to maintain USAT's net worth.

          The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements. The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from this contingency. Accordingly, it is impossible to assess the ultimate outcome of the foregoing matters or its potential impact on the Company; however, any adverse outcome of these matters could have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Other Matters
          The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

          Rancho Mirage Litigation Settlement
          On December 8, 1997, the Delaware Chancery Court approved the settlement of certain shareholder derivative actions brought in connection with an exchange between Federated and MCOP of certain real estate assets in Rancho Mirage, California. In connection with the settlement, which was closed in January 1998, MCOP received approximately $7.5 in cash and a 23.7 acre commercial development property owned by a subsidiary of Federated and paid the plaintiffs' counsel $5.5 for attorneys fees and expenses. In addition, a subsidiary of Federated transferred to MCOP approximately $3.9 (liquidation value) of MCOP preferred stock while retaining the right to purchase certain shares of common stock at a price of approximately $55.00 per share and canceled rights to purchase common stock valued at approximately $1.0. The transactions provided for in the settlement have been reflected in the Company's financial statements for the year ended December 31, 1997.

13.  DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

          At December 31, 1997, the net unrealized loss on KACC's position in aluminum forward sales and option contracts, (based on an average price of $1,643 per ton or $.75 per pound of primary aluminum), natural gas and fuel oil forward purchase and option contracts, and forward foreign exchange contracts, was approximately $21.0. Any gains or losses on the derivative contracts utilized in KACC's hedging activities are offset by losses or gains, respectively, on the transactions being hedged.

          Alumina and Aluminum
          Kaiser's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

          From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot and bauxite, whose prices fluctuate with the market price of primary aluminum. Forward sales contracts are used by KACC to effectively fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of price for KACC's anticipated sales and/or (iii) to permit KACC to realize possible upside price movements. As of December 31, 1997, KACC had sold forward, at fixed prices, approximately 109,850 and 24,000 tons of primary aluminum with respect to 1998 and 1999. KACC had also purchased put options to establish a minimum price for approximately 52,000 tons with respect to 1998 and had entered into option contracts that established a price range for an additional 243,600 and 124,500 tons with respect to 1998 and 1999. Additionally, at December 31, 1997, KACC also held fixed price purchase contracts for 134,850 tons of primary aluminum with respect to 1998.

          As of December 31, 1997, KACC had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 1998 and 1999 at prices indexed to future prices of primary aluminum.

          Energy
          KACC is exposed to energy price risk from fluctuating prices for fuel oil and natural gas consumed in the production process. Accordingly, KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1997, KACC had a combination of fixed price purchase and option contracts for the purchase of approximately 41,000 MMBtu of natural gas per day during 1998. At December 31, 1997, KACC also held a combination of fixed price purchase and option contracts for an average of 232,000 and 25,000 barrels of fuel oil per month for 1998 and 1999, respectively.

          Foreign Currency
          KACC enters into forward foreign exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1997, KACC had net forward foreign exchange contracts totaling approximately $136.6 for the purchase of 180.0 Australian dollars from January 1998 through February 1999, in respect of its commitments for 1998 and 1999 expenditures denominated in Australian dollars.

14.  SEGMENT INFORMATION

          The following tables present financial information by industry segment and by geographic area at December 31, 1997 and 1996 and for the three years ended December 31, 1997, 1996 and 1995 (in millions).

          Industry Segments



                                                                                   Real
                                         Bauxite                    Forest        Estate
                             Years         and       Aluminum      Products      and Other
                             Ended       Alumina    Processing    Operations    Operations   Corporate      Total
                          ----------   ---------- -------------  ------------  ------------ -----------  ---------
Sales to
     unaffiliated
     customers                  1997   $    483.3 $     1,889.9  $     287.2   $       68.7 $         -  $ 2,729.1
                                1996        508.0       1,682.5        264.6           88.2           -    2,543.3
                                1995        514.2       1,723.6        242.6           84.8           -    2,565.2
Operating income
     (loss)                     1997          6.8         167.2         84.9           (5.0)      (17.5)     236.4
                                1996        (10.7)        114.4         73.0          (12.0)      (33.4)     131.3
                                1995         37.2         179.3         74.3          (13.6)      (19.6)     257.6

Equity in
     earnings
     (loss) of
     unconsolidated
     affiliates                 1997         (7.0)          9.9            -            3.2           -        6.1
                                1996          1.8           7.0            -            2.3           -       11.1
                                1995          3.5          15.7            -            (.1)          -       19.1
Depreciation and
     depletion                  1997         28.4          56.7         26.1            4.2          .6      116.0
                                1996         30.2          59.9         27.2            5.7          .5      123.5
                                1995         30.0          58.4         25.3            6.2         1.0      120.9

Capital expenditures            1997         28.4         100.1         22.9           22.3          .3      174.0
                                1996         31.6         128.7         15.2           10.7          .4      186.6
                                1995         30.2          49.2          9.9            8.2          .2       97.7
Investments in and
     advances to
     unconsolidated
     affiliates                 1997         88.8          59.8            -           10.9           -      159.5
                                1996        121.5          46.9            -           11.1           -      179.5
Identifiable assets             1997        966.4       1,984.3        700.0          228.4       235.1    4,114.2
                                1996      1,032.1       1,852.8        681.2          207.1       342.5    4,115.7



          Sales to unaffiliated customers exclude intersegment sales between bauxite and alumina and aluminum processing of $193.2, $181.6 and $159.7 for the years ended December 31, 1997, 1996 and 1995, respectively. Intersegment sales are made on a basis intended to reflect the market value of the products.

          Operating losses for Corporate represent general and administrative expenses of MAXXAM Inc. that are not attributable to the Company's industry segments. General and administrative expenses of Kaiser are allocated in the Company's industry segment presentation based upon those segments' ratio of sales to unaffiliated customers.

          GEOGRAPHICAL INFORMATION

          The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Geographical area information relative to operations is summarized as follows (in millions):



                         Years                                               Other
                         Ended     Domestic    Caribbean       Africa       Foreign     Eliminations     Total
                      ---------- ----------  ------------  ------------  ------------  ------------  ------------
Sales to
     unaffiliated
     customers              1997 $  2,076.2  $      204.6  $      234.2  $      214.1  $          -  $    2,729.1
                            1996    1,962.8         201.8         198.3         180.4             -       2,543.3
                            1995    1,916.9         191.7         239.4         217.2             -       2,565.2
Sales and
     transfers
     among
     geographic
     areas                  1997          -         121.7             -         197.3        (319.0)            -
                            1996          -         116.9             -         206.0        (322.9)            -
                            1995          -          79.6             -         191.5        (271.1)            -

Operating income
     (loss)                 1997       87.3          11.6          72.2          65.3             -         236.4
                            1996       37.9           1.6          27.8          64.0             -         131.3
                            1995       79.0           9.8          83.5          85.3             -         257.6
Equity in earnings
     (loss) of
     unconsolidated
     affiliates             1997        8.0             -             -          (1.9)            -           6.1
                            1996        2.6             -             -           8.5             -          11.1
                            1995        (.3)            -             -          19.4             -          19.1

Investments in and
     advances to
     unconsolidated
     affiliates             1997       26.7          23.9             -         108.9             -         159.5
                            1996       11.6          25.3             -         142.6             -         179.5

Identifiable assets         1997    3,375.2         391.2         179.6         168.2             -       4,114.2
                            1996    3,318.4         391.2         194.7         211.4             -       4,115.7



          Included in results of operations are aggregate foreign currency translation and transaction gains of $13.2 and $5.3 for the years ended December 31, 1997 and 1995, respectively. Foreign currency translation and transaction gains were immaterial in 1996.

          Export sales were less than 10% of total revenues during the years ended December 31, 1997, 1996 and 1995. For the years ended December 31, 1997, 1996 and 1995, sales to any one customer did not exceed 10% of consolidated revenues.

15.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                      Years Ended December 31,
                                             -----------------------------------------
                                                  1997          1996          1995
                                             ------------- ------------- -------------
                                                      (In millions of dollars)
Supplemental information on non-cash
     investing and financing activities:
     Capital spending accrual excluded from
          investing activities               $           - $        13.5 $           -
     Contribution of property and inventory
          in exchange for joint venture
          interest                                    10.6             -           1.3
     Timber and timberlands acquired,
          subject to long-term debt                    9.4             -            .6
     Net margin repayments for marketable
          securities                                     -             -           6.9
     Reduction of stockholders' deficit due
          to redemption of Kaiser preferred
          stock                                       64.8             -         136.2
     Repurchase of treasury stock, subject
          to short-term debt                          35.1             -             -
Supplemental disclosure of cash flow
     information:
     Interest paid, net of capitalized
          interest                           $       178.3 $       156.8 $       162.8
     Income taxes paid, net                           25.4          21.5          30.3




16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          Summary quarterly financial information for the years ended December 31, 1997 and 1996 is as follows (in millions):



                                                     Three Months Ended
                                  ------------------------------------------------------
                                     March 31      June 30     September 30  December 31
                                  ------------  ------------  ------------  ------------
1997:
     Net sales                    $      631.6  $      689.1  $      726.0  $      682.4
     Operating income                     49.0          52.7          73.9          60.8
     Net income                             .7          31.9          18.0          14.6
     Earnings per share:
          Basic                            .08          3.72          2.17          1.84
          Diluted                          .07          3.42          1.98          1.67
1996:
     Net sales                    $      612.2  $      667.7  $      641.2  $      622.2
     Operating income                     53.2          46.0           9.6          22.5
     Net income (loss)                     5.8          16.9           5.3          (5.1)
     Earnings (loss) per share:
          Basic                            .66          1.95           .61          (.59)
          Diluted                          .61          1.79           .56          (.59)

